Exhibit 6

IRREVOCABLE PROXY

KNOW ALL MEN BY THESE PRESENTS, that FISHER CORE HOLDINGS L.P., a limited partnership formed under the laws of the State of Delaware (the “Partnership”) and the holder of certain equity securities of THE GAP, INC., a company incorporated under the laws of the State of Delaware (the “Company”), hereby irrevocably constitutes and appoints [PROXY HOLDER], a limited liability company formed under the laws of the State of Delaware (the “Proxy Holder”) as its true and lawful Proxy, Attorney and Agent with respect to the equity securities of the Company set forth on Schedule I attached hereto (the “Subject Securities”), giving and granting to the Proxy Holder full power of attorney and authority to vote the Subject Securities and to act in such capacity with respect to any and all matters requiring the consent or approval of the shareholders of the Company, with full power of substitution, and hereby ratifying and confirming all that the said Proxy, Attorney, Agent or substitute may do in the name, place and stead of the undersigned, from the date hereof until the earlier of the date the Partnership no longer owns any securities in the Company and the date of the termination and winding up of the Proxy Holder (the “Proxy Exercise Period”) (acknowledging that the Proxy Holder has elected to have perpetual existence under its operating agreement).

Each of the Partnership and the Proxy Holder acknowledge that nothing in this Irrevocable Proxy is intended to cause or deem the Partnership and the Proxy Holder to be members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.  The Partnership and Proxy Holder expressly disclaim that they have agreed to act as a group in any way.  Without limiting the generality of the foregoing, the Partnership shall have no right to take any action in respect of the voting of the Subject Securities during the Proxy Exercise Period.

Each of the Partnership and the Proxy Holder acknowledges that sufficient and valuable consideration has been exchanged in connection with the issuance of this Proxy and that this Proxy is coupled with an interest and therefore shall be and remain irrevocable during the entirety of the Proxy Exercise Period.

This Irrevocable Proxy will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS whereof, FISHER CORE HOLDINGS L.P. has caused this Proxy to be executed by all of its duly authorized general partners this           day of                   , 2013.

For and on behalf of

FISHER CORE HOLDINGS L.P.

Name:	Robert J. Fisher, as Trustee of The Robert J. Fisher 2004 Family Trust
Title:	General Partner

Name:	William S. Fisher, as Trustee of The William S. Fisher 1998 Family Trust
Title:	General Partner

Name:	John J. Fisher
Title:	General Partner

[PROXY HOLDER]

SCHEDULE I

SUBJECT SECURITIES

3,600,000 shares of common stock of the Company owned by the Partnership, together with any voting securities issued in exchange for such shares or in respect of such shares in connection with a stock split, dividend, recapitalization, reorganization or other transaction.